RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS RECEIVES NON-COMPLIANCE NOTICE FROM NYSE AMEX REGARDING ITS 10-K FILING

(TUSTIN, CA) April 28, 2011/Marketwire –Radient Pharmaceuticals Corporation (RPC) (NYSE AMEX:RPC) announced today that, as anticipated, RPC received a letter dated April 25, 2011 from NYSE Amex, LLC (the "Exchange") stating that because RPC, as previously disclosed, did not file its annual report on Form 10-K for the year ended December 31, 2010 (the “Form 10K”) on or before April 15, 2011, RPC is non-compliant with Sections 134 and 1101 of the NYSE Amex Company Guide (the “Company Guide”). Upon the occurrence of such noncompliance, the Exchange is required to issue a deficiency letter to the subject issuer and the Exchange rules require the subject issuer to publicly announce receipt of same.

As RPC publicly announced in its April 21, 2011 press release, the Exchange’s Listing Qualifications Panel (the “Panel”) granted RPC’s request for additional time (until June 23, 2011) to demonstrate and regain compliance with the Exchange’s continued listing requirements; one of the requirements to regaining compliance is that RPC must file the Form 10K on or before June 23, 2011.  Accordingly, although the Exchange was required to submit the April 25, 2011 deficiency letter to RPC, RPC has until June 23, 2011 to file the Form 10K and regain compliance with Sections 134 and 1101 of the Company Guide.  Failure to comply with these sections by such date, would subject RPC to delisting procedures.  As previously disclosed, the Company is diligently working toward filing the Form 10K by the middle to end of May, although it does have until June 23, 2011 to file same to regain compliance with the Exchange’s continued listing standards; however, there can be no assurance that it will be able to do so.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The Company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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